Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	State or other jurisdiction of incorporation or organization missing subsidiary names

NetREIT, Inc.	Maryland
NetREIT 01 LP Partnership	California
Fontana Medical Plaza, LLC	California
NetREIT Casa Grande LP Partnership	California
NetREIT Palm LP Partnership	California
NetREIT Garden Gateway LP Partnership	California
NetREIT Advisors, LLC	Delaware
NetREIT Dubose Model Home REIT, Inc.	Maryland
NetREIT Dubose Model Home REIT, LP	Delaware
Dubose Acquisition Partners II	Texas
Dubose Acquisition Partners III	Texas
Dubose Model Home Income Fund #3 LTD.	Texas
Dubose Model Home Income Fund #4 LTD.	Texas
Dubose Model Home Income Fund #5 LTD.	Texas
NetREIT Broadway, Inc.	Maryland
Dubose Advisors, LLC	Delaware
Dubose Model Home Investors #201, LP	California
NetREIT Yucca Valley, LLC	Delaware
NetREIT National City Partners, LP	California
Presidio Springing LLC	Delaware
NetREIT Presidio LLC	Delaware
NetREIT Highland LLC	Delaware
NetREIT Sunrise LLC	Delaware
NetREIT Joshua LLC	Delaware
NTR Property Management, Inc.	California
Puppy Toes, Inc.	California